EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Net Income of $3.3 million, or $0.30 Per Diluted Share, in Fourth Quarter 2006

HOUSTON, Feb. 1, 2007 (PRIME NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation which provides community banking services through its subsidiaries, MetroBank, N.A., serving Houston and Dallas, Texas, and Metro United Bank ("Metro United"), serving San Diego and Los Angeles, California, today announced net income of $3.3 million for the fourth quarter of 2006, up approximately $421,000 or 14.5% compared with the same quarter in 2005. Diluted earnings per share for the fourth quarter of 2006 were $0.30 compared with $0.26 for the same quarter in 2005. Diluted earnings per share for the year ended 2006 increased 23.5% from $0.98 to $1.22. On September 1, 2006, MetroCorp completed a three-for-two stock split effected in the form of a 50% stock dividend. All prior period share and per share data (other than share data on the balance sheet) have been adjusted to reflect this stock split.

 Fourth Quarter Highlights
 -------------------------

   * Net income of $3.3 million, up 14.5% compared with the same quarter of 2005
   * Diluted earnings per share of $0.30, an increase of 13.2%
     compared with the same quarter of 2005
   * Total loans increased to $886.6 million
   * Total deposits increased to $1.08 billion
   * Return on average equity (ROAE) of 12.63%
   * Return on average assets (ROAA) of 1.06%
   * Net nonperforming assets declined 31.3% in fourth quarter
   * Representative office in Xiamen, China opened in December
   * New branches in San Mateo, San Francisco, and City of Industry,
     California scheduled to open in first quarter of 2007

George M. Lee, President and CEO of MetroCorp Bancshares, Inc. stated, "2006 was a year marked by record earnings in which we delivered a 25.3% increase in earnings over 2005, and achieved our third consecutive year of 25% plus earnings growth since 2003. Our net non-performing assets were reduced by 46.0% from $17.3 million at December 31, 2005 to $9.3 million at December 31, 2006, the lowest level since December 31, 2001. Our deposits exceeded $1 billion for the first time, growing by 12.5% from $961.8 million at December 31, 2005 to $1.1 billion at December 31, 2006, and during the same period, loans grew 14.9% to $886.6 million as compared to $771.5 million at December 31, 2005. In addition to the solid financial and credit performance, we opened our Plano branch, which is our flagship branch in the Dallas market, and increased the branches of Metro United in California from two to three. Also in California, we established a loan production office in San Mateo and have added locations in San Francisco and the City of Industry, all of which are scheduled to become branches during the first quarter of 2007. The Xiamen, China representative office was officially opened in December 2006, marking our first step into the greater China region. We have also formed technology alliances with Digital Insight and Harland Financial Solutions to complement management's effort to stream line our operating processes and enhance our customer satisfaction with new products and services.

"We are especially encouraged by the improvements we have made in our asset quality, and by the increase in our ratio of the allowance for loan losses to net nonperforming loans from 98% at December 31, 2005 to 174% at December 31, 2006. The credit management process we have established during the past few years, including investments made in new credit management technology, together with changes we have made to the infrastructure of our branch operations, in marketing, and in the development of our business officers, provides us with added confidence as we move into 2007."

Interest income and expense. Interest income for the three months ended December 31, 2006 was $23.3 million, up approximately $4.7 million or 25.1% compared with $18.6 million for the same period in 2005. Interest income for the year ended December 31, 2006 was $86.6 million, up approximately $27.5 million or 46.7% compared with $59.1 million for the same period in 2005. The increase in interest income for both the three months and the year ended December 31, 2006 was due to increases in both average earning assets and average yield.

Average earning assets grew during the fourth quarter and for the year 2006 compared with their levels for the same period in 2005. With strong organic growth, average total loans increased 13.0% in the fourth quarter of 2006, to $865.2 million compared with $765.7 million for the fourth quarter of 2005. For the year ended December 31, 2006, average total loans increased 27.8% to $819.1 million compared with $640.7 million for the same period in 2005 due to both organic growth and the acquisition of Metro United in October 2005. The yield on average earning assets for the fourth quarter of 2006 increased to 7.91% compared with 6.94% for the fourth quarter of 2005. The yield on average earning assets for the year ended December 31, 2006 increased to 7.75% compared with 6.42% for the year ended December 31, 2005. The increase was primarily due to growth in new loans as well as the Federal Reserve's four interest rate increases over the last 12 months. The majority of the Company's loan portfolio is comprised of variable and adjustable rate loans that benefit the Company during periods of increases in the prime rate.

Interest expense for the three months ended December 31, 2006 was $9.7 million, up approximately $3.3 million or 52.0% compared with $6.4 million for the same period in 2005. Interest expense increased for the three months ended December 31, 2006 primarily due to organic growth in interest-bearing deposits and increases in interest rates paid on deposits. Average interest-bearing deposits were $857.9 million for the fourth quarter of 2006 compared with $772.9 million for the fourth quarter of 2005, an increase of 11.0%. The cost of interest-bearing liabilities for the fourth quarter of 2006 was 4.19% compared with 3.04% for the fourth quarter of 2005.

Interest expense for the year ended December 31, 2006 was $33.5 million, up approximately $16.0 million or 91.0% compared with $17.5 million for the same period in 2005. Interest expense increased for the year ended December 31, 2006 primarily due to interest-bearing deposits acquired with the acquisition of Metro United, organic growth in interest-bearing deposits, and the issuance of $36.1 million junior subordinated debentures in October 2005 in connection with the acquisition of Metro United. The increase in cost also reflected the impact of the Federal Reserve's interest rate increases and the increase of interest-bearing liabilities.

The net interest margin for the three months ended December 31, 2006 was 4.61%, up from 4.56% for the same period in 2005. Net interest income before the provision for loan losses for the three months ended December 31, 2006 was $13.6 million, up approximately $1.4 million or 11.1% compared with $12.2 million for the same period in 2005. The increase in net interest margin and net interest income for the three months ended December 31, 2006 was primarily the result of a higher yield on average loans. The yield on loans increased to 9.05% for the three months ended December 31, 2006 compared with 8.04% for the same period in 2005. For the three months ended December 31, 2006, the increase in the yield on average earning assets of 97 basis points was partially offset by an increase in the cost of average earning assets of 92 basis points.

The net interest margin for the year ended December 31, 2006 was 4.75%, up from 4.51% for the same period in 2005. Net interest income before the provision for loan losses for the year ended December 31, 2006 was $53.1 million, up approximately $11.6 million or 28.0% compared with $41.5 million for the same period in 2005. The increase in net interest margin and net interest income for the year ended December 31, 2006 was also the result of a higher yield on average loans. For the year ended December 31, 2006, the yield on loans increased to 8.92% compared with 7.46% for the same period in 2005. For the year ended December 31, 2006, the increase in the yield on average earning assets of 133 basis points was partially offset by an increase in the cost of average earning assets of 109 basis points.

Noninterest income and expense. Noninterest income for the three months ended December 31, 2006 was $2.2 million, up approximately $218,000 or 11.1% compared with the same period in 2005. The increase in noninterest income for the three months ended December 31, 2006 over 2005 was primarily due to a $390,000 gain on sale of loans. Noninterest income for the year ended December 31, 2006 was $8.0 million, down approximately $149,000 or 1.8% compared with the same period in 2005. Noninterest income decreased for the year ended December 31, 2006 primarily due to reduced service fees, which were partially offset by increases in a gain on sale of loans, other loan-related fees and letters of credit commissions and fees. Service fees decreased as a result of fewer NSF service charges, an increase in the earnings credit on commercial demand deposit accounts, and a reduction in check cashing fees.

Noninterest expense for the three months ended December 31, 2006 was $10.5 million, up approximately $1.2 million or 13.3% compared with $9.3 million for the same period in 2005. Noninterest expense for the year ended December 31, 2006 was $39.5 million, up approximately $7.6 million or 23.9% compared with $31.9 million for the same period in 2005.

Salaries and benefits expense for the three months ended December 31, 2006 was $5.7 million, up $340,000 compared with $5.3 million for the same period in 2005. The increase was primarily due to the increase in personnel at Metro United, and the recognition of share-based compensation expense of $102,000 incurred in connection with Statement of Financial Accounting Standards No. 123R "Share-Based Payments," ("SFAS No. 123R"). Salaries and benefits expense for the year ended December 31, 2006 was $21.7 million, up $4.1 million compared with $17.6 million for the same period in 2005. The increase was primarily due to the increase in personnel from both the acquisition of Metro United in the fourth quarter 2005 and new personnel hired at Metro United during 2006, severance expenses with respect to one executive officer, an increase in performance bonuses, and the recognition of share-based compensation expense of $361,000 as a result of SFAS No. 123R.

Occupancy and equipment expense for the three months ended December 31, 2006 was $1.9 million up $395,000 or 26.3% compared with $1.5 million for the same period in 2005. Occupancy and equipment expense for the year ended December 31, 2006 was $7.0 million up $1.3 million or 23.7% compared with $5.7 million for the same period in 2005. The increase for both periods was due to the additional lease and equipment expenses incurred with the Metro United acquisition, the opening of new branches in California and Texas and the opening of the new representative office in China.

Other noninterest expense for the three months ended December 31, 2006 was $2.7 million, up $207,000 compared with $2.5 million for the same period in 2005. Other noninterest expense for the year ended December 31, 2006 was $10.3 million, up $2.0 million compared with $8.3 million for the same period in 2005. The increase was primarily due to the impact of the Metro United acquisition, an increase in legal fees due to growth in California, accounting fees as a result of Sarbanes-Oxley compliance, intangible asset amortization, and travel expenses related to expansion activities in California and the China representative office.

Provision for loan losses. The provision for loan losses for the three months ended December 31, 2006 was $44,000, a $496,000 decrease compared with $540,000 for the same period in 2005. The provision for loan losses for the year ended December 31, 2006 was $604,000, a $1.3 million decrease compared with $1.9 million for the same period in 2005. The provision for loan losses decreased for both the three months and the year ended December 31, 2006 primarily due to an improvement in asset quality as indicated by a 46.0% decline in net nonperforming assets from $17.3 million at December 31, 2005 to $9.3 million at December 31, 2006. The ratio of the allowance for loan losses to net nonperforming loans increased from 98.07% at December 31, 2005 to 173.64% at December 31, 2006. The allowance for loan losses as a percent of total loans at December 31, 2006 and 2005 was 1.29% and 1.71%, respectively.

Net charge-offs for the three months ended December 31, 2006 were $467,000 compared with net charge-offs of $484,000 for the same period in 2005. Net charge-offs for the three months ended December 31, 2006 were primarily the result of a $200,000 write-down on a wholesale business loan to adjust to the fair market value of the foreclosed collateral. Net charge-offs for the year ended December 31, 2006 were $2.3 million compared with $1.6 million for the same period in 2005.

Asset Quality. Total nonperforming assets decreased $7.3 million from $19.5 million at December 31, 2005 to $12.2 million at December 31, 2006. The decrease was primarily due to the payoff of a hospitality loan, the sale of other real estate properties, payments received on a loan to a shrimp processing business and its related charge-off, and the partial write-down of loans to a wholesale business and an office building.

At December 31, 2006, nonperforming assets consisted of $9.4 million in nonaccrual loans, $29,000 in accruing loans that were 90 days or more past due, and $2.7 million in other real estate. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at December 31, 2006, were $9.3 million compared with $17.3 million at December 31, 2005. Approximately $5.9 million of such nonaccrual loans are collateralized by real estate, which represented 62.4% of total nonaccrual loans at December 31, 2006. While future deterioration in the loan portfolio is possible, management is continuing its risk assessment and resolution program.

Management conference call. On Friday, February 2, 2007, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the fourth quarter 2006 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Thomson/CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has 13 full-service banking locations in the greater Houston, and Dallas, Texas metropolitan areas, and three full service banking locations in the greater San Diego and Los Angeles, California metropolitan areas and one loan production office in San Mateo, California. As of December 31, 2006, the Company had consolidated assets of $1.3 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in the Company's reports and other documents filed with the Securities and Exchange Commission.

                       MetroCorp Bancshares, Inc.
                (In thousands, except share amounts)
                           (Unaudited)

                                                  December 31,
                                             2006              2005
                                        ------------      ------------

 Consolidated Balance Sheets
 ---------------------------

              Assets

 Cash and due from banks                 $    25,709       $    28,213
 Federal funds sold and other
  investments                                125,649            53,599
                                        ------------      ------------
   Total cash and cash equivalents           151,358            81,812
 Securities available-for-sale, at
  fair value                                 186,475           236,100
 Loans, net of allowance for loan
  losses of $11,436 and $13,169
  respectively                               875,120           758,304
 Accrued interest receivable                   5,841             4,835
 Premises and equipment, net                   7,585             6,196
 Goodwill                                     21,827            21,607
 Core deposit intangibles                      1,103             1,428
 Customers' liability on acceptances           7,693             3,148
 Foreclosed assets, net                        2,747             3,866
 Other assets                                  8,685            10,908
                                        -------------     -------------
    Total assets                         $ 1,268,434       $ 1,128,204
                                        =============     =============

               Liabilities and Shareholders' Equity

 Deposits:
   Noninterest-bearing                   $   208,750       $   195,422
   Interest-bearing                          872,914           766,328
                                        -------------     -------------
    Total deposits                         1,081,664           961,750
 Junior subordinated debentures               36,083            36,083
 Other borrowings                             26,316            26,054
 Accrued interest payable                      1,822             1,126
 Acceptances outstanding                       7,693             3,148
 Other liabilities                             8,908             7,815
                                        -------------     -------------
   Total liabilities                       1,162,486         1,035,976
 Commitments and contingencies                   --                --
 Shareholders' Equity:
  Common stock, $1.00 par value,
   50,000,000 shares authorized;
   10,994,965 shares and 7,329,977
   shares are issued and 10,946,135
   shares and 7,232,239 shares
   are outstanding at December 31,
   2006 and 2005 respectively                 10,995             7,330
 Additional paid-in-capital                   25,974            28,576
 Retained earnings                            71,783            60,023
 Accumulated other comprehensive loss         (2,421)           (2,783)
 Treasury stock, at cost                        (383)             (918)
                                        -------------     -------------
  Total shareholders' equity                 105,948            92,228
                                        -------------     -------------
  Total liabilities and shareholders'
   Equity                                $ 1,268,434       $ 1,128,204
                                        =============     =============

 Nonperforming Assets and Asset Quality Ratios
 ---------------------------------------------
 Nonaccrual loans                            $ 9,414          $ 15,606
 Accruing loans 90 days or more
  past due                                        29                32
 Other real estate ("ORE")                     2,747             3,866
                                        -------------     -------------
  Total nonperforming assets                  12,190            19,504

 Less nonperforming loans
  guaranteed by the SBA,
  Ex-Im Bank, or the OCCGF                    (2,857)           (2,210)
                                        -------------     -------------
  Net nonperforming assets                   $ 9,333          $ 17,294
                                        =============     =============

 Net nonperforming assets to total
  assets                                        0.74%             1.53%
 Net nonperforming assets to total
  loans and ORE/OAR                             1.05%             2.23%
 Allowance for loan losses to total
  loans                                         1.29%             1.71%
 Allowance for loan losses to net
  nonperforming loans                         173.64%            98.07%
 Net loan charge-offs to total
   loans                                        0.26%             0.20%
 Net loan charge-offs                    $     2,344       $     1,575
 Total loans to total deposits                 81.96%            80.22%

 Total loans                             $   886,556       $   771,473
 Allowance for loan losses               $    11,436       $    13,169

                       MetroCorp Bancshares, Inc.
             (In thousands, except per share amounts)
                            (Unaudited)

                         For the three months          For the year
                          ended December 31,        ended December 31,
                       -----------------------   ---------------------
                          2006          2005        2006        2005
                       ----------   ----------   ----------  ---------
 Average Balance
  Sheet Data
 ---------------
 Total assets          $1,245,402   $1,129,122   $1,191,239   $963,952
 Securities               190,576      244,747      211,941    254,505
 Total loans              865,246      765,709      819,103    640,703
 Allowance for
  loan losses             (11,826)     (13,317)     (13,031)   (11,567)
 Net loans                853,420      752,392      806,072    629,136
 Total interest-
  earning assets        1,169,758    1,065,527    1,118,348    920,563
 Total deposits         1,057,436      961,291    1,012,887    813,457
 FHLB and other
  borrowings               61,818       62,342       62,032     51,774
 Total shareholders'
  equity                  104,748       91,884       99,104     89,271

 Income Statement Data
 ---------------------
 Interest income:

 Loans                   $ 19,744     $ 15,520     $ 73,101   $ 47,799
 Securities:
  Taxable                   2,003        2,356        8,576      9,519
  Tax-exempt                   92          212          664        853
 Federal funds sold
  and other
  investments               1,471          542        4,301        885
                         --------     --------     --------   --------
  Total interest
   income                  23,310       18,630       86,642     59,056
 Interest expense:
  Time deposits             7,358        4,674       24,851     12,948
  Demand and savings
  deposits                  1,513          867        5,263      2,316
  Other borrowings            850          854        3,384      2,274
                         --------     --------     --------   --------
   Total interest
    expense                 9,721        6,395       33,498     17,538
 Net interest
  income                   13,589       12,235       53,144     41,518
 Provision for loan
  losses                       44          540          604      1,936
                         --------     --------     --------   --------
 Net interest income
  after provision
  for loan losses          13,545       11,695       52,540     39,582
 Noninterest income:
  Service fees              1,315        1,621        5,618      6,593
  Other loan-related
   fees                       158          133          805        618
  Gain on sale of
   loans                      390           --          390         --
  Letters of credit
    commissions and
    fees                      225          141          822        561
  Other noninterest
   income                      88           63          325        337
                         --------     --------     --------   --------
   Total noninterest
    income                  2,176        1,958        7,960      8,109
 Noninterest expense:
  Salaries and
   employee benefits        5,666        5,326       21,743     17,555
  Occupancy and
   equipment                1,898        1,503        7,007      5,663
  Foreclosed assets,
   net                        248          (45)         461        312
  Other noninterest
   expense                  2,678        2,471       10,264      8,322
                         --------     --------     --------   --------
   Total noninterest
    expense                10,490        9,255       39,475     31,852
 Income before
  provision for
  income taxes              5,231        4,398       21,025     15,839
 Provision for
  income taxes              1,896        1,484        7,521      5,059
                         --------     --------     --------   --------
 Net income              $  3,335     $  2,914     $ 13,504   $ 10,780
                         ========     ========     ========   ========

 Per Share Data
 --------------
 Earnings per share
  - basic                $   0.30     $   0.27     $   1.24   $   1.00
 Earnings per share
  - diluted                  0.30         0.26         1.22       0.98
 Weighted average
  shares outstanding:
   Basic                   10,938       10,835       10,906     10,812
   Diluted                 11,173       11,049       11,112     10,959
  Dividends per
   common share          $   0.04     $   0.04     $   0.16   $   0.16

 Performance Ratio Data
 ----------------------
 Return on average
  assets                     1.06%        1.02%        1.13%      1.12%
 Return on average
  shareholders'
  equity                    12.63%       12.58%       13.63%     12.08%
 Net interest margin         4.61%        4.56%        4.75%      4.51%
 Efficiency ratio           66.54%       65.21%       64.60%     64.18%
 Equity to assets
   (average)                 8.41%        8.14%        8.32%      9.26%

CONTACT:  MetroCorp Bancshares, Inc.
          George Lee, President & CEO
            (713) 414-3656
          David Choi, EVP/Chief Financial Officer
            (713) 414-3768